Exhibit 10.11

Dakota GOLD Corp.

2022 stock incentive PLAN

Restricted Stock Unit Award Agreement

Pursuant to the Dakota Gold Corp. (the “Company”) 2022 Stock Incentive Plan (the “Plan”), the Participant listed below has been granted Restricted Stock Units (“RSUs”) as designated below, in accordance with the Plan and this restricted stock unit award agreement (“RSU Award Agreement”). Capitalized terms not defined herein have the meaning ascribed to them in the Plan. Each Restricted Stock Unit represents the right to receive a share of common stock of the Company (a “Share”) upon satisfaction of all conditions set forth in, and subject to the terms of the Plan and this RSU Award Agreement.

SECTION 1RESTRICTED STOCK UNIT GRANT:

Name of Participant: []

Total Number of RSUs Granted: []

Date of Grant: []

Vesting Conditions and Vesting Date: The RSUs shall vest 1/3 annually, starting on the first anniversary following the Date of Grant, provided Participant remains in continuous service with the Company or a Subsidiary from the Date of Grant through the applicable vesting date (each a “Schedule Vesting Date”).

SECTION 2 VESTING AND SETTLEMENT OF RSUs

(a)General rule. Provided the Participant remains in service through the Scheduled Vesting Dates, or any accelerated vesting date determined under Section 2(b) hereof or pursuant to any discretionary acceleration of vesting by the Committee, (each a “Vesting Date”), vested RSUs will be settled as soon as practicable after such Vesting Date, and in all cases by December 31st of the year in which such Vesting Date occurs, or, if later, by the date that is two and one-half (2 ½) months following such Vesting Date provided that the Participant shall have no ability to influence, directly or indirectly, the calendar year in which settlement will occur.

(b)Effect of Termination of Services

(i)Employment Agreement. If you have an employment agreement with the Company that provides for accelerated vesting upon certain terminations of employment, your award shall vest upon any such enumerated termination of employment to the extent provided and pursuant to the terms and conditions of your employment agreement.

(ii)Termination of Employment or Services. Upon the Participant’s Termination of Employment (as defined below), any remaining unvested RSUs shall cease vesting immediately, and shall be irrevocably forfeited on the 30th day following the Participant’s Termination of Employment, unless vesting is accelerated as provided below. “Termination of Employment” shall mean the Participant’s termination of employment or service with the Company and all Subsidiaries. For avoidance of doubt, if the Participant is employed by a Subsidiary that is sold or otherwise ceases to be a member of the Company’s controlled group for purposes of Section 409A of the Code, the Participant shall incur a Termination of Employment. Employment or service shall be deemed to continue while the Participant is on a bona fide leave of absence, if such leave was approved by the Company in writing and if continued crediting of service for such purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company).

(iii)Retirement or Involuntary Termination Without Cause. In the event the Participant incurs an involuntary Termination of Employment by the Company without Cause, or a voluntary Termination of Employment by reason of the Participant’s Retirement, the Committee reserves the right, exercisable by the Committee prior to or within 30 days following the date of the Participant’s Termination of Employment, to cause vesting of all or a portion of the remaining unvested Restricted Stock Units to be accelerated, in whole or in part, as of the date of such Termination of Employment.

(iv)Disability or Death. In the event the Participant incurs a Termination of Employment by reason of the Participant’s disability or death, any remaining unvested Restricted Stock Units shall vest as of the date of such Disability or death.

(v)Code Section 409A. The RSUs are intended to be exempt from Section 409A of the Code pursuant to the short term deferral exclusion as described in Treasury Regulation Section 1.409A-1(b)(4). However, if the RSUs are subject to Section 409A of the Code and will be settled as a result of the Participant’s Termination of Employment and the Participant is a “specified employee” within the meaning of Section 409A of the Code on the date of such Termination of Employment, then settlement of such RSUs will occur on the earliest of (i) the date that is six (6) months and one day following the date of the Participant’s separation from service; (ii) the applicable Scheduled Vesting Date, and (iii) the date of death if the Participant dies after otherwise experiencing a separation from service and before the earliest of the dates designated in (i) and (ii) of this paragraph. Further, to the extent applicable, Section 22.14 of the Plan will apply.

SECTION 3ADJUSTMENT OF SHARES

In the event of any adjustments to Shares or Awards pursuant to Article 20 or any other provision of the Plan, the terms of this RSU award (including, without limitation, the number and kind of Shares subject to this RSU award) shall be adjusted as set forth in the Plan.

SECTION 4MISCELLANEOUS PROVISIONS

(a)Rights as a Shareholder. Neither the Participant nor the Participant’s representative shall have any rights as a shareholder with respect to any Shares subject to this RSU Award Agreement until Shares are delivered upon settlement of the RSUs.

(b)Compliance Matters. The Company may require from the Participant such investment representation, undertaking or agreement, if any, as the Company may consider necessary in order to comply with applicable laws and policies of any applicable exchange. The Participant understands and acknowledges that Shares to be issued settlement of the RSUs may be issued subject to any restrictive legend or other transfer restrictions as may be required by applicable securities laws and stock exchange requirements.

(c)No Retention Rights. Nothing in this RSU Award Agreement or in the Plan shall confer upon the Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Affiliate employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.

(d)Incorporation of Policies. This RSU Award Agreement and all compensation awarded under this RSU Award Agreement shall be subject to the terms of any clawback, noncompetition, confidentiality or nondisclosure policies or agreements as may be in place between the Participant and the Company or any Affiliate from time to time.

(e)Notice. Any notice required by the terms of this RSU Award Agreement shall be given in writing and notice to the Company shall be deemed effective upon receipt by the Company (i) upon personal delivery, (ii) through registered or certified mail with postage and fees prepaid; or (iii) through electronic notification using a form and process approved by the Company. If mailed or delivered, notice to the Company shall be addressed to the Company at its principal executive office and notice to the Participant shall be addressed to the address that he or she most recently provided to the Company.

(f)Entire Agreement. Other than as expressly provided in your employment agreement, this RSU Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. With the exception of your employment agreement, they supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(g)Governing Law; Venue. The laws of the State of Nevada shall govern all matters arising out of or relating to this RSU Award Agreement including, without limitation, its validity, interpretation, construction and performance but without giving effect to the conflict of laws principles that may require the application of the laws of another jurisdiction. Any party bringing a legal action or proceeding against any other party arising out of or relating to this RSU Award Agreement may bring the legal action or proceeding in the United States District Court for the State of Nevada or in any court of the State of Nevada. Each party waives, to the fullest extent permitted by law (i) any objection it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this RSU Award Agreement brought in a court described in the preceding sentence and (ii) any claim that any legal action or proceeding brought in any such court has been brought in an inconvenient forum.

(h)Income Taxes. In the event that the Company or an Affiliate of the Company determines that it is required to withhold any tax as a result of the grant, vesting or settlement of RSUs, the Participant shall make arrangements satisfactory to the Company to enable the Company, or an Affiliate, as applicable, to satisfy all federal, state, local or foreign payroll, income, or other taxes required to be withheld in connection with this Agreement (the “Withholding Obligations”). In such circumstances, the Plan Administrator may require that the Participant pay to the Company, or the Affiliate, the amount of the Withholding Obligations. Alternatively, and subject to any requirements or limitations under applicable law, the Company or any Affiliate may (a) withhold such amount from any remuneration or other amount payable by the Company or any Affiliate to the Participant, (b) to the extent permitted by applicable Exchange rules, require the sale, on behalf of the Participant, of a number of Shares issued upon settlement of the RSUs and the remittance to the Company of the net proceeds from such sale sufficient to satisfy the Withholding Obligations, or (c) enter into any other suitable arrangements for the receipt of such amount. The Participant hereby authorizes the Company, at its sole discretion and subject to any limitations under applicable law, to satisfy any such Withholding Obligations by withholding from the wages and other cash compensation payable to the Participant.

(i)Dividend Equivalents. No Dividend equivalents will accrue with respect to RSUs.

(j)Acknowledgment. By Participant’s signature and the signature of the Company’s representative, the Participant and the Company agree that this RSU Award is granted under and governed by the terms and conditions of the Dakota Gold Corp. 2022 Stock Incentive Plan and this RSU Award Agreement.

PARTICIPANT:	DAKOTA GOLD CORP.

Name:	Name:
Title: